EXHIBIT 2


                                                                       Exhibit D

                                 BREAKUP WARRANT

         This Breakup Warrant dated as of January 9, 2001, by and between, Mediconsult.com, Inc., a Delaware corporation ("Mediconsult"), and Andrx Corporation, a Delaware corporation ("Andrx"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below). Andrx and Mediconsult are individually referred to as a "Party" and collectively referred to herein as the "Parties."

                                    RECITALS

         A. On January 9, 2001, Andrx, Mediconsult Acquisition Corp., a Delaware corporation ("Merger Sub") and Mediconsult, entered into an Agreement and Plan of Merger dated January 9, 2001 (the "Merger Agreement"), pursuant to which, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Mediconsult with Mediconsult continuing as the surviving corporation, (the "Merger"); and

         B. As a condition and inducement to Andrx's willingness to enter into the Merger Agreement, Andrx has required that Mediconsult agree, and Mediconsult has agreed, among other things, to issue and deliver Andrx a warrant to purchase up to 19.9% of the then outstanding shares of Mediconsult's Common Stock, par value $.001 per share ("Mediconsult Common Stock"), upon the terms and subject to the conditions set forth herein.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereto agree as follows:

         1.       Grant of Warrant.

                  (a) Mediconsult hereby grants to Andrx an irrevocable warrant (the "Mediconsult Warrant") to purchase a number of shares equal to 19.9% (reduced by the number of shares into which the Convertible Line of Credit is convertible and into which the Warrant associated with the Credit Agreement is exercisable; provided that the foregoing restriction shall apply only for long as the Mediconsult Common Stock is listed for trading on the National Association of Securities Dealers Automated Quotation System ("NASDAQ")) of the outstanding shares of Mediconsult Common Stock, on a fully diluted basis, on the date of the Merger Agreement is terminated (the "Mediconsult Shares") in the manner set forth below at a price of $0.125 per share (the "Exercise Price"), payable in cash. If the Market Price (as defined herein) of a share of Mediconsult Common Stock is greater than the Exercise Price, Andrx may, in lieu of exercising this Mediconsult Warrant for cash, elect to receive shares equal to the value of this Mediconsult Warrant. Mediconsult shall issue to Andrx the number of shares of Mediconsult Common Stock equal to the quotient of (i) the product of (A) the number of shares of Mediconsult Common Stock being exercised, and (B) the difference between the Market Price of the Mediconsult Common Stock on the date of the Exercise Notice (as defined below) and the

Exercise Price and (ii) the Market Price of the Mediconsult Common Stock on the date of the Exercise Notice.

                  (b) For purposes of this Mediconsult Warrant, "Market Price" on any date of reference shall be the Closing Price (as defined herein) of a share of Mediconsult Common Stock on the business day on or immediately preceding such date. For this purpose, the "Closing Price" of the Mediconsult Common Stock on any business day shall be (i) if the Mediconsult Common Stock is listed or admitted for trading on any United States national securities exchange (including NASDAQ), or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of the Mediconsult Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, or (ii) if clause (i) is not applicable, the mean between the high bid and low asked quotations for the Mediconsult Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Mediconsult Common Stock on at least five of the ten preceding days. If the information set forth in clauses (i) through (ii) above is unavailable or inapplicable to Mediconsult (e.g., if the Mediconsult Common Stock is not then publicly traded or quoted), then the "Market Price" of the Mediconsult Common Stock shall be the fair market value (i.e., the price at which a willing seller would sell the Mediconsult Common Stock to a willing buyer when neither is acting under compulsion and when both have reasonable knowledge of all relevant facts) of the Mediconsult Common Stock on the business day immediately preceding such date as Mediconsult's Board of Directors in its reasonable discretion shall determine in a fair and uniform manner.

         2. Exercise of Warrant. The Mediconsult Warrant may be exercised by Andrx, in whole or in part at any time or from time to time prior to its termination as provided herein and on and after the time Mediconsult is unconditionally obligated to pay Andrx the Cash Breakup Fee. In the event Andrx wishes to exercise the Mediconsult Warrant, Andrx shall deliver to Mediconsult a written notice (an "Exercise Notice") specifying the total number of Mediconsult Shares it wishes to purchase; provided that, if prior notification to or approval of the United States Department of Justice, the United States Federal Trade Commission and/or any other regulatory or antitrust agency is required in connection with such purchase, Andrx shall promptly file the required notice or application for approval, shall promptly notify Mediconsult of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Mediconsult shall use its best efforts to cooperate with Andrx in any required filings. Each closing of a purchase of Mediconsult Shares (a "Warrant Closing") shall occur at a place in Ft. Lauderdale, Florida on a date and at a time designated by Andrx in an Exercise Notice delivered at least two business days prior to the date of the Warrant Closing; provided that such place, date and time shall be reasonably acceptable to Mediconsult. The Mediconsult Warrant shall terminate upon (unless exercised pursuant to the terms hereof prior to) the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 8(a)(i), 8(a)(ii)(A), 8(a)(iii)(A) and 8(a)(vi) thereof; and (iii) one year following any termination of the Merger Agreement pursuant to Section 8(a)(ii)(B), 8(a)(iii)(B), 8(a)(iv) or 8(a)(v) thereof.


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

         3. Conditions to Closing. The obligation of Mediconsult to issue the Mediconsult Shares to Andrx hereunder is subject to the conditions that (a) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Mediconsult Shares hereunder shall have been obtained or made, as the case may be; and (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

         4. Closing. At each Warrant Closing, (a) Mediconsult will deliver to Andrx a certificate or certificates in definitive form representing the number of Mediconsult Shares designated by Andrx in its Exercise Notice, such certificate or certificates to be registered in the name of Andrx or its designee and to bear the legend set forth in Section 9 herein, and (b) Andrx will deliver to Mediconsult the aggregate Exercise Price for the Mediconsult Shares so designated by wire transfer of immediately available funds or certified check or bank check. At any Warrant Closing at which Andrx is exercising the Mediconsult Warrant in part, Andrx shall present and surrender this Mediconsult Warrant to Mediconsult, and Mediconsult shall deliver to Andrx an executed new agreement with the same terms as this Mediconsult Warrant evidencing the right to purchase the remaining balance of the shares of Mediconsult Common Stock purchasable hereunder.

         5. Representations and Warranties of Mediconsult. Mediconsult represents and warrants to Andrx that (a) Mediconsult is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Mediconsult Warrant and to perform its obligations hereunder, (b) the execution and delivery of this Mediconsult Warrant by Mediconsult and the consummation by Mediconsult of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mediconsult and no other corporate proceedings on the part of Mediconsult are necessary to authorize this Mediconsult Warrant or any of the transactions contemplated hereby, (c) this Mediconsult Warrant has been duly executed and delivered by Mediconsult and constitutes a valid and binding obligation of Mediconsult, enforceable against Mediconsult in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) Mediconsult has taken all action necessary to authorize and reserve for issuance and to permit it to issue, upon exercise of the Mediconsult Warrant, and at all times from the date hereof through the expiration of the Mediconsult Warrant will have reserved, that number of unissued Mediconsult Shares that are subject to the Mediconsult Warrant, all of which, upon their issuance and delivery in accordance with the terms of this Mediconsult Warrant, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Mediconsult Shares to Andrx upon the exercise of the Mediconsult Warrant, Andrx will acquire the Mediconsult Shares free and clear of all liens, claims, charges, encumbrances and security interests of any nature whatsoever except those imposed by Andrx, (f) assuming that the consents approvals, authorizations, permits, filings and notifications referred to in subsection (g) are obtained or made, as applicable, the execution and delivery of this Mediconsult Warrant by Mediconsult does not, and the performance of this Mediconsult Warrant by Mediconsult will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the certificate


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

of incorporation or by-laws, each as amended, of Mediconsult or (B) any provisions of any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license to which any of Mediconsult or its Subsidiaries is a party or by which it is bound or to which any of its assets are subject or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of Mediconsult or Mediconsult's Subsidiaries or its properties or assets, except in the case of clauses (B) and
(C) immediately above, for Violations which would not, individually or in the aggregate, have a Mediconsult Material Adverse Effect, and (j) except as described in Section 3(d) of the Merger Agreement, the execution and delivery of this Mediconsult Warrant by Mediconsult does not, and the performance of this Mediconsult Warrant by Mediconsult will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

         6. Representations and Warranties of Andrx. Andrx represents and warrants to Mediconsult that (a) Andrx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Mediconsult Warrant and to perform its obligations hereunder, (b) the execution and delivery of this Mediconsult Warrant by Andrx and the consummation by Andrx of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Andrx and no other corporate proceedings on the part of Andrx are necessary to authorize this Mediconsult Warrant or any of the transactions contemplated hereby, (c) this Mediconsult Warrant has been duly executed and delivered by Andrx and constitutes a valid and binding obligation of Andrx, enforceable against Andrx in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) assuming that the consents, approvals, authorizations, permits, filings and notifications referred to in subsection (e) are obtained or made, as applicable, the execution and delivery of this Mediconsult Warrant by Andrx does not, and the performance of this Mediconsult Warrant by Andrx will not, result in any Violation pursuant to, (A) any provision of the certificate of incorporation or by-laws, each as amended, of Andrx, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license to which Cybear is a party or by which it is bound or to which any of its assets are subject or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Andrx or its properties or assets, except in the case of each of clauses (B) and (C) immediately, above, for Violations which would not, individually or in the aggregate, have an Andrx Material Adverse Effect, (e) except as described in Section 4(d) of the Merger Agreement and Section 2 of this Mediconsult Warrant, and except as may be required under the Securities Exchange Act of 1934, as amended, the execution and delivery of this Mediconsult Warrant by Andrx does not, and the performance of this Mediconsult Warrant by Andrx will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity and (f) any Mediconsult Shares acquired upon exercise of the Mediconsult Warrant will not be, and the Mediconsult Warrant is not being, acquired by Andrx with a view to the public distribution thereof and Andrx will not sell or otherwise dispose of such shares in violation of applicable law or this Mediconsult Warrant.


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

         7.       Registration Rights.

                  (a) Following any exercise of the Mediconsult Warrant, Andrx may by written notice (the "Registration Notice") to Mediconsult request Mediconsult to register under the Securities Act all or any part of the shares of Mediconsult Common Stock acquired pursuant to this Mediconsult Warrant, including any voting securities issued by way of dividend, distribution or otherwise in respect thereof (the "Restricted Shares"), beneficially owned by Andrx and its Affiliates (the "Registrable Securities") in order to permit the sale or other distribution of such Registrable Securities, including pursuant to a firm commitment underwritten public offering; provided, however, that any such Registration Notice must relate to Registrable Securities having a value of $2,500,000 or more and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold in any 90-day period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by Andrx and the proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager") agreed to by Mediconsult (which agreement shall not be unreasonably withheld or delayed), stating that Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 85% of the Market Price of such shares over the 10-day trading period ending on the trading day immediately preceding the date of the Registration Notice.

                  (b) Mediconsult shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Andrx (together with Cybear) shall not be entitled to more than two effective registration statements in total hereunder and under the Line of Credit Convertible Note and related Warrant and (ii) Mediconsult will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) Mediconsult is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based on consultation with counsel to Mediconsult, such information would have to be disclosed if a registration statement were filed at that time; (B) Mediconsult is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Mediconsult determines, in its reasonable good faith, judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Mediconsult or any of its Affiliates. Mediconsult shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Andrx may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Mediconsult shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                  (c) The registration rights set forth in this Section 7 are subject to the condition that Andrx shall provide Mediconsult with such information with respect to the Registrable Securities, the plans for the distribution thereof, and such other information with respect to Andrx as, in the reasonable judgment of counsel for Mediconsult, is necessary to enable Mediconsult to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.


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

                  (d) If Mediconsult securities of the same type as the Registrable Securities are listed or admitted for trading on any United States national securities exchange or automated quotations system, Mediconsult, upon the request of Andrx, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable best efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

                  (e) A registration effected under this Section 7 shall be effected at Mediconsult's expense, except for underwriting discounts and commissions and fees and expenses of counsel to Andrx, and Mediconsult shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the Parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary for transactions of the type contemplated hereby with the Manager and the other underwriters participating in such offering.

         8.       Adjustment Upon Changes in Capitalization.

                  (a) In the event of any change in Mediconsult Common Stock by reason of stock dividends, splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Mediconsult Warrant, and the Exercise Price per share, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Andrx shall receive, upon exercise of the Mediconsult Warrant, the number and class of shares or other securities or property that Andrx would have received in respect of the Mediconsult Common Stock if the Mediconsult Warrant had been exercised immediately prior to such event or the record date therefor, as applicable.

                  (b) In the event that Mediconsult shall enter in an agreement:
(i) to consolidate with or merge into any person, other than in connection with the Merger or into Andrx or any of its subsidiaries or Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than in connection with the Merger or Andrx or one of its subsidiaries or Affiliates, to merge into Mediconsult and Mediconsult shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Mediconsult Common Stock shall be changed into or exchanged for stock or other securities of Mediconsult or any other person or cash or any other property or the outstanding shares of Mediconsult Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Andrx or any of its subsidiaries or Affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Andrx shall receive for each Mediconsult Share with respect to which the Mediconsult Warrant has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Mediconsult Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Mediconsult Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the


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

Mediconsult Warrant would have the same election or similar rights as would the holder of the number of shares of Mediconsult Common Stock for which the Mediconsult Warrant is then exercisable).

         9. Restrictive Legends. Each certificate representing shares of Mediconsult Common Stock issued to Andrx hereunder shall, to the extent applicable, include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATIONS ARE AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THIS MEDICONSULT WARRANT, DATED AS OF ______________, 2001, A COPY OF WHICH MAY BE OBTAINED FROM MEDICONSULT.

         Miscellaneous

         10. Binding Effect, No Assignment. This Mediconsult Warrant shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Mediconsult Warrant nor the rights or the obligations of either Party hereto are assignable, except by operation of law, or with the written consent of the other Party. Nothing contained in this Mediconsult Warrant, express or implied, is intended to confer upon any person other than the Parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Mediconsult Warrant. Any Restricted Shares sold by Andrx in compliance with the provisions of Section 7 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Mediconsult Warrant, unless and until Andrx shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Andrx. Certificates representing shares sold in a registered public offering pursuant to Section 7 shall not be required to bear the legend set forth in Section 9.

         11. Specific Performance. The Parties recognize and agree that if for any reason any of the provisions of this Mediconsult Warrant are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to other remedies, the other Party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Mediconsult Warrant. In the event that any action should be brought in equity to enforce the provisions of this Mediconsult Warrant, neither Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

         12. Entire Agreement. This Mediconsult Warrant and the Merger Agreement (including the Disclosure Schedule) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.


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

         13. Counterparts. This Mediconsult Warrant may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         14. Headings The section headings contained in this Mediconsult Warrant are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Mediconsult Warrant.

         15. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                               If to Mediconsult:
                               ------------------

                                  Ian Sutcliffe
                        560 White Plains Road, 4th Floor
                            Tarrytown, New York 10591
                            Telephone: (914) 332-6100
                            Facsimile: (914) 332-6445

                                    Copy to:
                                    --------

                                E. Michael Ingram
                        560 White Plains Road, 4th floor
                            Tarrytown, New York 10591
                            Telephone: (914) 332-6100
                            Facsimile: (413) 826-4026

                                       and

                              Scott F. Smith, Esq.
                             Covington & Burlington
                           1330 Avenue of the Americas
                            New York, New York 10019
                            Telephone: (212) 841-1000
                            Facsimile: (212) 841-1010

                                  If to Andrx:
                                  ------------

                                Scott Lodin, Esq.
                                Andrx Corporation
                                4955 Orange Drive
                                 Davie, FL 33314
                           Telephone: (954) ) 584-0300
                            Facsimile: (954) 792-1034


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

                                    Copy to:
                                    --------

                              Dale S. Bergman, Esq.
                                Broad and Cassel
                                   Suite 3000
                            201 South Biscayne Blvd.
                                 Miami, FL 33131
                            Telephone: (305) 373-9400
                            Facsimile: (305) 373-9493

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         16. Governing Law. This Mediconsult Warrant shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         17. Amendments and Waivers. The Parties may mutually amend any provision of this Mediconsult Warrant at any time prior to the Effective Time. No amendment of any provision of this Mediconsult Warrant shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         18. Severability Any term or provision of this Mediconsult Warrant that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties further agree to replace such invalid or unenforceable provision of this Mediconsult Warrant with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

         19. Construction. The Parties have participated jointly in the negotiation and drafting of this Mediconsult Warrant. In the event an ambiguity or question of intent or interpretation arises, this Mediconsult Warrant shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Mediconsult Warrant. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.


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

         20. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS BREAKUP WARRANT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF

         21. Consent to Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Mediconsult Warrant and each of the Parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other matter provided by law.

                         [SIGNATURES ON FOLLOWING PAGE]


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


         IN WITNESS WHEREOF, the Parties hereto have executed this Mediconsult Warrant as of the date first above written.

                                       ANDRX CORPORATION, a Delaware corporation



                                       By: /s/ Alan P. Cohen
                                          --------------------------------------
                                            Alan P. Cohen, Co-Chairman and CEO



                                       MEDICONSULT.COM, INC., a Delaware
                                       corporation



                                       By: /s/ Ian D. Sutcliffe
                                          --------------------------------------
                                            Ian D. Sutcliffe, Chief Executive
                                            Officer


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